Exhibit 2.1

EXCHANGE AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of this 23rd day of March, 2011 by and among Kensington Leasing, Ltd., a Nevada corporation (“Kensington”), Wikifamilies SA, a corporation organized under the laws of Switzerland (“Wikifamilies”), and the undersigned security holders of Wikifamilies (the “Wikifamilies Security Holders”) who are listed on Exhibit A hereto.  Kensington, Wikifamilies and each of the Wikifamilies Security Holders shall be individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Kensington desires to acquire all of the issued and outstanding securities of Wikifamilies from the Wikifamilies Security Holders in exchange for newly issued unregistered shares of common stock of Kensington (the “Kensington Common Stock”);

WHEREAS, Wikifamilies desires to assist Kensington in acquiring all of the issued and outstanding securities of Wikifamilies pursuant to the terms of this Agreement; and

WHEREAS, all of the Wikifamilies Security Holders desire to exchange all of the issued and outstanding securities of Wikifamilies for an aggregate of 31,500,000 shares of Kensington Common Stock.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the Parties hereto agree as follows:

ARTICLE I

Exchange of Securities

1.1 Issuance of Securities.  On the Closing Date, subject to the terms and conditions of this Agreement, each of the Wikifamilies Security Holders shall sell, transfer, convey, assign and deliver to Kensington, free and clear of all liens, all of the right, title and interest of each such Wikifamilies Security Holder in and to the shares of Wikifamilies common stock (the “Wikifamilies Shares”) set forth opposite such Wikifamilies Security Holder’s name on Schedule A, which in the aggregate represent all of the issued and outstanding securities of Wikifamilies.  In exchange for such Wikifamilies Shares, Kensington shall sell, issue and deliver to the Wikifamilies Security Holders an aggregate of 31,500,000 fully paid and non-assessable unregistered shares of Kensington Common Stock (the “Kensington Shares”), allocated as set forth on Schedule A.

ARTICLE II

Representations and Warranties about Wikifamilies

Subject to the exceptions set forth in the Disclosure Schedule attached hereto (the “Disclosure Schedule”), each of the Wikifamilies Security Holders jointly and severally hereby represents and warrants to Kensington that:

Exhibit 2.1

2.1 Organization.  Wikifamilies is a corporation duly organized, validly existing and in good standing under the laws of Switzerland, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the countries and states where its business requires qualification.

2.2 Authority.  The Board of Directors of Wikifamilies has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and Wikifamilies has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of Wikifamilies and is enforceable in accordance with its terms and conditions.

2.3 Ability to Carry Out Obligations.  The execution and delivery of this Agreement by Wikifamilies and the performance by Wikifamilies of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any charter document, bylaw, license, indenture, mortgage, instrument, Material Contract or other agreement or instrument to which Wikifamilies is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Wikifamilies, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Wikifamilies.

2.4 Capital.  The authorized capital stock of Wikifamilies consists of 100,000 authorized shares of common stock, of which 100,000 shares of common stock are outstanding. The Wikifamilies Shares represent all of the securities of Wikifamilies (including Stock Equivalents) issued, reserved for issuance or outstanding.  All of the outstanding common stock of Wikifamilies is duly and validly issued, paid to 50% of their value and non-assessable.  There are no outstanding Stock Equivalents or other agreements or commitments obligating Wikifamilies to issue any additional shares of its capital stock of any class and there are no outstanding contractual obligations of Wikifamilies to repurchase, redeem or otherwise acquire any shares of its capital stock of any class.  “Stock Equivalents” shall mean subscriptions, options, warrants, calls, rights, commitments, debentures, instruments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock or equity interests.

2.5 Subsidiaries.  Wikifamilies does not have any subsidiaries or own any interest in any other person or enterprise.

2.6 Directors and Officers.  The names and titles of the directors and executive officers of Wikifamilies as of the date of this Agreement are as follows:

Name:	Position:
Malcolm Hutchinson	President and Sole Director

Exhibit 2.1

2.7 Financial Statements.  All financial information provided to Kensington by Wikifamilies is complete and correct, and does not contain any material omissions or non-disclosures about Wikifamilies financial condition.

2.8 Absence of Changes.  Other than as set forth in the financial information provided by Wikifamilies to Kensington, there has not been any material change in the financial condition or operations of Wikifamilies, except as contemplated by this Agreement.  As used throughout this Agreement, “material” means:  Any change or effect (or development that, insofar as can be reasonably foreseen, is likely to result in any change or effect) that causes substantial increase or diminution in the business, properties, assets, condition (financial or otherwise) or results of operations of a Party.  Taken as a whole, material change shall not include changes in national or international economic conditions or industry conditions generally; changes or possible changes in statutes and regulations applicable to a Party; or the loss of employees, customers or suppliers by a Party as a direct or indirect consequence of any announcement relating to this Agreement.

2.9 Liabilities.  Wikifamilies does not have any debt, liability or obligation of any nature (including guarantees or other off balance sheet arrangements), whether accrued, absolute, contingent or otherwise, and whether due or to become due, that individually or in the aggregate exceeds $20,000.

2.10 Tax Returns.  Wikifamilies has filed all Tax Returns required by law and has paid all Taxes, assessments and penalties due and payable.  The provisions for Taxes, if any, reflected in the financial information provided to Kensington are adequate for the periods indicated.  There are no present disputes as to Taxes of any nature payable by Wikifamilies.  “Taxes” include all governmental, federal, national, state, local, municipal, and foreign taxes, levies, deficiencies and other assessments and charges of whatever nature imposed by any taxing authority, whether of the United States, Switzerland or elsewhere, including any interest, penalty (civil or criminal) or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any such tax liability.   “Tax Return” means any returns, reports or similar statements (including any schedule, exhibit, attachment or amendment thereto) required to be filed with respect to any Tax including, without limitation, any information returns, claims for refund, amended returns and declarations of estimated Tax.

2.11 Intellectual Property Rights.

(a) Schedule 2.11 of the Disclosure Schedule sets forth a complete and accurate list of all of the Intellectual Property owned, licensed or used by Wikifamilies (the “Wikifamilies IP”), and whether Wikifamilies owns or licensees such Wikifamilies IP (and if licensed, the name of the licensor and a description of the license), and such list represents all of the Wikifamilies IP used by Wikifamilies in the conduct of its business, as now being conducted or intended to be conducted after the Closing.  Wikifamilies owns or possesses, or owns or possesses licenses or other valid rights to use, all of the Wikifamilies IP and the operation of Wikifamilies’s business, as now being conducted or intended to be conducted after the Closing, does not infringe or conflict with, nor has it been alleged to infringe or conflict with, any patents, trademarks, trade names or copyrights or other Intellectual Property rights of others.  To the knowledge of Wikifamilies and the Wikifamilies Security Holders, the rights of Wikifamilies with respect to the Wikifamilies IP has not been infringed upon.  Wikifamilies has not granted any licenses or other rights to third parties to use any of the Wikifamilies IP.

Exhibit 2.1

(b) There are no pending re-examination, opposition, interference, cancellation or other proceedings with respect to any of the Wikifamilies IP, no order has been rendered by any court of law or authority, and no proceeding or pending litigation in a court of law exists to which Wikifamilies or any of the Wikifamilies Security Holders is a party, which would prevent Wikifamilies or Kensington from using or enjoying any of the Wikifamilies IP.

(c) Wikifamilies has taken all commercially reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by Wikifamilies, and to Wikifamilies’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(d) “Intellectual Property” shall mean each of the following:  (i) patents, patent applications, patent disclosures, know-how and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof (collectively, “Patents”); (ii) trademarks, service marks, trade dress, logos, trade names, and Internet domain names together with all goodwill associated therewith, and the use of all translations, adaptations, derivations and combinations of any and all the foregoing (collectively, “Marks”); (iii) copyrights and copyrightable works (including, without limitation, web sites) and all registrations, applications and renewals for any of the foregoing (collectively, “Copyrights”); (iv) information not generally known to the public or that would constitute a trade secret under the Uniform Trade Secrets Act, and confidential information (including, without limitation, know-how, research and development information, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information) (collectively, “Trade Secrets”); (v) other intellectual property rights; (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium), along with all income, royalties, damages and payments due or payable after the Closing including, without limitation, damages and payments for past or future infringements or misappropriations thereof; (vii) the right to sue and recover for past infringements or misappropriations thereof; (viii) any defenses related to any of the above; and (ix) any and all corresponding rights that, now or hereafter, may be secured throughout the world.

2.12 Compliance with Laws.  Wikifamilies has complied with, and is not in violation of, applicable Laws, including securities, tax, employment and environmental Laws, except where such non-compliance would not have a material adverse impact upon its business or properties.  “Laws” shall include any federal, national, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, directive, code, policy, statute or treaty, whether of the United States, Switzerland or elsewhere, in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Entity or otherwise, including any judicial or administrative order, consent, decree or judgment.

Exhibit 2.1

2.13 Litigation.  Wikifamilies is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Wikifamilies, threatened against or affecting Wikifamilies or its business, assets or financial condition.  Wikifamilies is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  Wikifamilies is not engaged in any material litigation to recover monies due to it.

2.14 Full Disclosure.  None of the representations and warranties made by Wikifamilies herein or in any exhibit, certificate or memorandum furnished or to be furnished by Wikifamilies, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

2.15 Assets.  Wikifamilies’s assets are fully included in the financial information provided by Wikifamilies to Kensington and are not subject to any claims or encumbrances except as indicated in financial information provided by Wikifamilies to Kensington.  Wikifamilies does not own any real property.  A complete and accurate summary of the Wikifamilies’s leases for its buildings and fixtures is included as Schedule 2.15 of the Disclosure Schedule to the Wikifamilies Disclosure Schedule.

2.16 Material Contracts.  Schedule 2.16 of the Disclosure Schedule sets forth (each a “Material Contract”):

(a) Each agreement for the lease of real property and each agreement for the lease of personal property that provides for annual rental payments by Wikifamilies of $5,000 or more;

(b) Each agreement pursuant to which Wikifamilies has borrowed or is committed or entitled to borrow money; has lent or committed to lend money; and has given or is committed to give a guarantee of, or otherwise to incur primary or secondary liability for (including any letter of credit), any obligation of any other party in any amount;

(c) Each agreement that contains a covenant not to compete or other similar material restriction on Wikifamilies or any Wikifamilies Security Holder (excluding ordinary course confidentiality provisions);

(d) Each (i) agreement between Wikifamilies and any Wikifamilies Security Holder or director or officer of Wikifamilies; (ii) agreement between Wikifamilies and any former director, officer or equity holder of Wikifamilies that contains provisions that are in effect on the date of this Agreement; (iii) employment agreement between Wikifamilies and any employee that precludes Wikifamilies from terminating such employee’s employment “at will” or requires the payment of any severance compensation upon termination of employment; and (iv) agreement between an employee of Wikifamilies and any other person that restricts the right of such employee to compete with such person, to solicit for hire or hire an employee or former employee of such person, or solicit a customer or supplier of such person;

Exhibit 2.1

(e) Each agreement that provides to any person any preferential right to purchase any of the assets, properties or rights of Wikifamilies, or which requires the consent of any third party to the transfer of any assets, properties or rights of Wikifamilies;

(f) Each agreement pursuant to which Wikifamilies has purchased or licensed from any person or licensed to any person, any of the Intellectual Property material to the business of Wikifamilies; and

(g) Each agreement (or group of related agreements) not identified pursuant to any of the foregoing subsections that is to be performed in whole or in part at or after the date of this Agreement and which (i) cannot be canceled upon 60 days’ notice without payment or penalty of more than $10,000; (ii) involves aggregate future payments by or to Wikifamilies of more than $10,000 other than for the sale of goods or services in the ordinary course of business; or (iii) involves material nonmonetary obligations to be performed later than one year from the date hereof.

2.17 Continuation of Material Contracts.  Each Material Contract is a legal, valid and binding agreement, and is in full force and effect.  Wikifamilies is not in breach or default of any Material Contract in any material respect and no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (i) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract or (ii) permit Wikifamilies or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract.  Wikifamilies has not received any notice of the pending or threatened cancellation, revocation or termination of any Material Contract to which it is a party.

2.18 Related Party Transactions.  Except as set forth on Schedule 2.16, no Wikifamilies Security Holder or any of his Affiliates (i) is a party to any transaction with Wikifamilies, (ii) has any direct or indirect ownership interest in any supplier, customer, lessor, sublessor, or other person that does business with Wikifamilies or (iii) has any direct or indirect ownership interest in the assets of Wikifamilies (including any Wikifamilies IP), other than solely by reason of such person’s ownership of equity interests of Wikifamilies.

2.19 Employee Matters.  Wikifamilies does not have or maintain, and has not in the past had or maintained, any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Wikifamilies.  As of the date of this Agreement there are not any severance or termination agreements or arrangements between Wikifamilies and any current or former employee, officer or director of Wikifamilies, nor does Wikifamilies have any general severance plan or policy.  After the Closing, it is however Wikifamilies’ intent to introduce a health insurance plan for its USA employees as a component of their remuneration package.

Exhibit 2.1

2.20 Internal Accounting Controls.  Wikifamilies makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect Wikifamilies’s transactions and dispositions of assets.  The present system of internal accounting controls of Wikifamilies, which will be maintained pending the Closing Date, reasonably assures that transactions are recorded as necessary (a) to permit the preparation of financial statements on a basis consistent with past practices, (b) to fairly present the financial condition and results of operations of Wikifamilies, and (c) to maintain accountability for assets.   Wikifamilies has not used any improper accounting practices to incorrectly reflect or not reflect any of its assets, liabilities, revenues or expenses.

2.21 Foreign Corrupt Practices.  Neither the Wikifamilies, nor the Wikifamilies Security Holders, nor any of their respective representatives, has, in the course of its actions for, or on behalf of, Wikifamilies, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Entity or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S.  Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of Wikifamilies to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Wikifamilies.  “Governmental Entity” shall mean any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

2.22 Money Laundering Laws.  Wikifamilies has not violated any money laundering statute or any rules and regulations relating to money laundering statutes (collectively, the “Money Laundering Laws”) and no proceeding involving Wikifamilies with respect to the Money Laundering Laws is pending or, to the knowledge of Wikifamilies, is threatened.

2.23 Criminal or Civil Acts.  No affirmative responses or disclosures are required in response to the questions set forth in Exhibit 2.23 from any person to be named a director or officer pursuant to this Agreement.

2.24 Brokers or Finders.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Wikifamilies and the Wikifamilies Security Holders, or its or their agents, in connection with the transactions contemplated by this Agreement, and neither the Wikifamilies, the Wikifamilies Security Holders nor any of its or their agents have incurred any obligation (on behalf of any of the Wikifamilies Security Holders or Wikifamilies) to pay any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement.

Exhibit 2.1

ARTICLE III

Representations and Warranties of Wikifamilies Security Holders

Each Wikifamilies Security Holder hereby represents, warrants, covenants and acknowledges that:

3.1 Organization.  With respect to each Wikifamilies Security Holder that is not a natural person, such Wikifamilies Security Holder is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all necessary corporate powers to carry on its business.  John Coleridge is the sole beneficial owner of all of the equity interests of Rigosa Finance Limited (“Rigosa”) and Chris Dengler is the sole beneficial owner of all the equity interests of TC Holdings LLC (“TCH”).

3.2 Authority.  The Wikifamilies Security Holder is the registered and sole beneficial owner of the Wikifamilies Shares set forth opposite his name on Schedule A (with respect to each Wikifamilies Security Holder, the “Owned Shares”).   Other than the Owned Shares, the Wikifamilies Security Holder does not beneficially own any common stock, Stock Equivalents, or other securities of Wikifamilies.  The Wikifamilies Security Holder has the right and authority to sell and deliver the Owned Shares and the Owned Shares are free and clear of any and all mortgages, pledges, claims, liens and other rights and encumbrances.  The Wikifamilies Security Holder has not agreed to transfer, sell, convey, encumber, hypothecate, pledge or otherwise dispose of (“Transfer”) the Owned Shares to any other person.  The Wikifamilies Security Holder has the authority to enter into this Agreement and contemplated the transactions consummated hereby and when this Agreement is executed and delivered by the Wikifamilies Security Holder, it shall constitute a legal, valid and binding obligation, enforceable against him or it in accordance with its terms.

3.3 Ability to Carry Out Obligations.  The execution and delivery of this Agreement by the Wikifamilies Security Holder and the performance by Wikifamilies Security Holder of his or its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (i) any breach or violation of any of the provisions of or constitute a default under any charter document, bylaw, license, indenture, mortgage, instrument, or other agreement or instrument to which the Wikifamilies Security Holder is a party, or by which he or it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the Wikifamilies Security Holder, or (iii) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of the Wikifamilies Security Holder. Wikifamilies shall conduct an Extraordinary Meeting of Shareholders within 21 days of this Agreement to approve the execution and the delivery of this Agreement noting that under Swiss law, such Extraordinary Meeting of Shareholders provides the ultimate decision of the company regardless of individual shareholder decision.

Exhibit 2.1

3.4 Accredited Investor.  The Wikifamilies Security Holder understands and acknowledges that (i) the Kensington Shares being offered and sold to him or it hereunder are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act and Regulation D; (ii) he or it is an “accredited investor” within the meaning of Regulation D under the Securities Act; and (iii) the availability of such exemption depends in part on, and that Kensington will rely upon, the accuracy and truthfulness of, the foregoing representations and the Wikifamilies Security Holder hereby consents to such reliance.

3.5 Investment Intent.  The Wikifamilies Security Holder is acquiring the Kensington Shares for his or its own account for investment purposes only and not with a view to or for distributing or reselling such Kensington Shares, or any part thereof or interest therein, without prejudice, however, to his or its right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Kensington Shares in compliance with applicable securities Laws.

3.6 Experience.  The Wikifamilies Security Holder, either alone or together with his or its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Kensington Shares, and has so evaluated the merits and risks of such investment; the Wikifamilies Security Holder understands that an investment in the Kensington Shares involves a “high degree” of risk.  The Wikifamilies Security Holder is able to bear the economic risk of an investment in the Kensington Shares and, at the present time, is able to afford a complete loss of such investment.

3.7 Information.  The Wikifamilies Security Holder acknowledges that he or it has been afforded (i) the opportunity to ask such questions as he or it has deemed necessary of, and to receive answers from, representatives of Kensington concerning the terms and conditions of the Kensington Shares and the merits and risks of investing in the Kensington Shares; (ii) access to information about Kensington and Kensington’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate his investment in the Kensington Shares; and (iii) the opportunity to obtain such additional information which Kensington possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information that he has received about Kensington.

3.8 Legend.  The Wikifamilies Security Holder acknowledges that all of the certificates for the Kensington Shares will bear legends restricting their Transfer unless such Transfer is in accordance with the terms of this Agreement (including Section 9.6 hereof), and unless such Kensington Shares are either registered under the provisions of the Securities Act and under applicable state securities laws or such registration is not required as a result of applicable exemptions therefrom. The Wikifamilies Security Holder agrees that, for the purpose of ensuring compliance with and to enforce the foregoing restrictions, Kensington may issue appropriate “stop transfer” instructions to its transfer agent, if any.

Exhibit 2.1

ARTICLE IV

Representations and Warranties of Kensington

Kensington represents and warrants to Wikifamilies that:

4.1 Organization.  Kensington is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all necessary corporate powers to carry on its business.

4.2 Authority.  The Board of Directors of Kensington has authorized the execution of this Agreement and the transactions contemplated herein, and Kensington has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of Kensington, and is enforceable in accordance with its terms and conditions.

4.3 Ability to Carry Out Obligations.  Except for filings under applicable securities laws, as may be required in connection with this Agreement and the transactions contemplated hereby, the execution and delivery of this Agreement by Kensington and the performance by Kensington of its obligations hereunder will not cause, constitute or conflict with or result in (i) any breach or violation of any of the provisions of or constitute a default under any charter document, bylaw, license, indenture, mortgage, instrument, other agreement or instrument to which Kensington is a party, or by which it may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Kensington, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Kensington.

4.4 Capital.  Immediately prior to the Closing, the authorized capital stock of Kensington will consist of 100,000,000 shares of Kensington Common Stock, of which no more than 14,529,128 shares are issued and outstanding (not including any shares of Kensington Common Stock issued and/or issuable to Angelique de Maison pursuant to that certain Stock Purchase Agreement dated the date hereof between Ms. de Maison and Kensington (the “ADM Stock Purchase Agreement”), a copy of which has been provided to the Wikifamilies Security Holders, or pursuant to that certain Asset Purchase Agreement (the “Allianex Agreement”), dated May 14, 2010, by and among Kensington, Allianex Corp., Kensington’s wholly owned subsidiary, Sumercom, LLC (formerly known as Allianex, LLC) and Ken Rotman).  All of such outstanding shares of Kensington Common Stock are duly and validly issued, fully paid and non-assessable.  Other than the issuance of shares pursuant to the ADM Stock Purchase Agreement and shares issuable pursuant to the Allianex Agreement, there are no outstanding Stock Equivalents or other agreements or commitments obligating Kensington to issue any additional shares of its capital stock of any class.

4.5 Subsidiaries.  Other than its wholly owned subsidiary, Allianex Corp., Kensington does not have any subsidiaries.

Exhibit 2.1

4.6 Directors and Officers.  The names and titles of the directors and executive officers of Kensington as of the date of this Agreement are as follows:

Name	Position
Angelique de Maison	Chairman of the Board of Directors and Chief Executive Officer
Charlotte Hopkins	President and Director
Trish Malone	Chief Financial Officer and Director
Michael T. Ryan	Director

4.7 Validity of Securities.  The Kensington Shares have been duly authorized and, when issued and paid for in accordance with the terms hereof, will be duly and validly issued, and free of any liens or encumbrances, other than any liens or encumbrances created by the holders; provided, however, that the Kensington Shares will be subject to restrictions on transfer under state or federal securities laws.

4.8 SEC Reports; Financial Statements.  Kensington has filed all reports, forms or other information required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the 12 months preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Kensington included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Kensington and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.9 Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of Kensington or any of its subsidiaries (“Material Adverse Effect”), and (ii) Kensington has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Kensington's financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC.

Exhibit 2.1

4.10 Brokers or Finders.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Kensington, or its agents, in connection with the transactions contemplated by this Agreement, and neither  Kensington  nor any of its agents has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Prior to the Closing Date

5.1 Investigative Rights.  Prior to the Closing Date, each Party shall provide to the other Party, and such other Party’s counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each Party’s properties, books, contracts, commitments and records for the purpose of examining the same.  Each Party shall furnish the other Party with all information concerning each Party’s affairs as the other Party may reasonably request.  If during the investigative period one Party learns that a representation of the other Party was not accurate, no claim may be asserted after the Closing by the Party so learning that a representation of the other Party was not accurate.

5.2 Conduct of Business.  Prior to the Closing, except as contemplated by this Agreement, unless Kensington has consented in writing thereto, Wikifamilies agrees to:

(a) conduct its operations according to its ordinary and usual course of business;

(b) use its best efforts to preserve intact its business organizations and goodwill, keep available the services of its officers, directors and employees and maintain satisfactory relationships with those persons having business relationships with it;

(c) confer on a regular basis with one or more representatives of Kensington to report operational matters of materiality and any proposals to engage in any material transactions;

(d) not propose, adopt, or authorize any amendment to any of its organizational documents;

(e) not authorize, issue, grant, award, Transfer, purchase, retire or redeem any capital stock or Stock Equivalents, or effect any stock split, combination, recapitalization or otherwise change its capitalization as it existed on the date of this Agreement;

(f) to pay debts and taxes when due (subject to good faith disputes over such debts or taxes) and to pay or perform other obligations when due;

(g) not declare, set aside or pay any dividend or distribution payable in cash, stock or property with respect to shares of its capital stock;

Exhibit 2.1

(h) not authorize, recommend or propose, or announce an intention to propose, any transaction, or enter into any agreement or arrangement with any other party, that could have a Material Adverse Effect on its business condition;

(i) except in the ordinary course of business consistent with past practice, not (A) acquire or Transfer any assets, (B) create or permit to exist any lien on any assets, (C) relinquish, forfeit or waive any right under any Material Contract, or (D) enter into any other material transaction;

(j) not incur any indebtedness;

(k) not enter into, amend or terminate any agreement that is or would be a Material Contract with any Affiliate of Wikifamilies or waive any rights under any such Material Contract;

(l) not adopt or amend any plan, arrangement, agreement or contract providing compensation or benefits to, for or on behalf of employees, officers and/or directors of Wikifamilies, increase compensation or benefits payable to employees under any plan, arrangement, agreement or contract or otherwise, or pay any bonuses to any employees;

(m) not enter into any transaction involving an obligation in excess of $10,000, except for obligations in connection with this Agreement or payment of fees in the normal course of business;

(n) not take any action which would result in any of the representations and warranties of Wikifamilies not to be true as of the Closing as if made at such time; and

(o) not enter into any contract, agreement or arrangement which would constitute a Material Contract hereunder.

5.3 No Shop.  During the period from the date hereof and extending through the earlier of May 31, 2011 and the termination of this Agreement (the “Exclusivity Period”), Wikifamilies and the Wikifamilies Security Holders agree that:  (a) they shall not, and shall direct and cause their respective shareholders, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant) (collectively, “Company Representatives”) not to, initiate, solicit, intentionally encourage or accept the submission of any proposal or offer with respect to a merger, acquisition, sale, consolidation or similar transaction involving all or any significant portion of the assets or any equity securities of Wikifamilies (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or engage in any negotiations or discussions concerning, or provide any confidential information or data to, any person relating to an Acquisition Proposal; (b) Wikifamilies and the Wikifamilies Security Holders will immediately cease, and will cause all Company Representatives to cease, any existing discussions or negotiations with any person (other than Kensington) relating to an Acquisition Proposal; and (c) they will notify Kensington immediately if any Acquisition Proposal is received by Wikifamilies, any Wikifamilies Security Holders or any other Company Representative.  Without limiting the generality of the foregoing:  (i) each Wikifamilies Security Holder agrees during the Exclusivity Period not to Transfer any securities of Wikifamilies or agree or commit to do any of the foregoing; and (ii) Wikifamilies agrees not to issue any capital stock or Stock Equivalents.

Exhibit 2.1

5.4 Confidential Information.  Kensington, Wikifamilies and the Wikifamilies Security Holders agree that:

(a) All of the Confidential Information to which each Party and/or their respective representatives are given access in connection with this Agreement (other than Confidential Information of the recipient Party) will be used by such Party solely for the purpose of analyzing the other Party hereto and will be treated on a confidential basis.  Notwithstanding the foregoing, Wikifamilies and the Wikifamilies Security Holders agree and acknowledge that Kensington is subject to the disclosure requirements of state and federal securities laws and regulations and that, as such, Kensington may disclose this Agreement and any agreements related to this Agreement, and the terms hereof and thereof to the extent it deems it necessary or advisable in order to comply with such laws and regulations.  This Section 5.4 shall survive the termination of this Agreement.

(b) Each Party hereto possesses valuable proprietary information, including but not limited to, written or computer-generated processes, trade secrets, know-how, ideas, concepts, technical experience and data, marketing methods and plans, operating, performance and cost reformation and data, computer programming techniques, software, software applications, drawings, designs, processes, schedules, documentation, specifications, construction plans, supplier lists, customer lists, contact lists, business plans, potential products and applications, working models, prototype, and other general information relating to such Parties, its affiliates, and related parties and the business, finances, products, technology, services related to such Parties, its affiliates and related parties.  All such confidential or proprietary information and all other record bearing media (including, without limitation, any other written reports, computer diskettes and other software) containing or disclosing such information and techniques and any documents, analyses, compilations, forecasts or studies prepared on the basis of such confidential information, including notes taken from verbal information exchanges, which are directly or indirectly disclosed pursuant to this Agreement are hereinafter referred to as the “Confidential Information.”  Notwithstanding the foregoing, Confidential Information does not include: information that becomes publicly known (other than by a Party’s unauthorized disclosure), or information disclosed to a Party by a third party who, to the knowledge of the Party, is legally entitled to disclose it.

(c) Each of Kensington, Wikifamilies and the Wikifamilies Security Holders shall keep confidential and not publish, disseminate, distribute, disclose, sell, assign, copy, commercially exploit, or otherwise make use of any Confidential Information of any other Party (whether obtained through meetings, discussions or any other exchange of information between the Parties) to or for the use or benefit of themselves or any other person, firm, corporation or entity, except as specifically approved in writing by the disclosing Party or as required for evaluation of the business of the disclosing Party.

Exhibit 2.1

(d) Notwithstanding the foregoing, any Party hereto shall be entitled to disclose the information disclosed to it pursuant to this Agreement to the extent that such Party becomes compelled to disclose (i) such information, (ii) that such information has been made available, (iii) that discussions between the Parties are taking or have taken place, or (iv) any term, condition or other fact relating to the transactions contemplated by this Agreement pursuant to court or administrative order, legal process, law, regulation, or similar process, including without limitation, the requirements of any securities commissions or stock exchanges.

5.5 Notice of Non-Compliance.  Each Party shall give prompt notice to the other Parties hereto of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

5.6 Convertible Loan.  Upon execution of this Agreement, Kensington shall advance to Wikifamilies $75,000 (the “Convertible Loan ”) for the purposes of facilitating Wikifamilies's payment of its operating costs and expenses between the date hereof and the Closing Date.  The Convertible Loan shall be evidenced by a Convertible Promissory Note substantially in the form set forth in Exhibit B (the “Convertible Note”).  Wikifamilies may use the Convertible Loan solely to pay working capital expenses in the ordinary course of business and in compliance with the other covenants set forth in this Article V.  Other than as set forth herein, Kensington has no obligation or commitment to provide any loans, advances, or other financing to Wikifamilies prior to the Closing.

5.7 Meeting of Shareholders.  Wikifamilies shall conduct an Extraordinary Meeting of Shareholders within 21 days of the signing of this Agreement to execute the delivery of this Agreement in accordance with Swiss law. Under Swiss law, such Extraordinary Meeting of Shareholders provides the ultimate decision of the company regardless of individual shareholder decision.  Each Wikifamilies Security Holder hereby covenants to vote their shares of Wikifamilies in favor of this Agreement and the transactions contemplated hereby.

5.8 Further Assurances.  The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such Party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing (including the Proprietary Information and Invention Agreement (defined below)).  Each Wikifamilies Security Holder shall take all such actions necessary to cause Wikifamilies to comply with the covenants set forth in this Article V.

5.9 Agreement to Terminate.  Wikifamilies and each Wikifamilies Security Holder agrees that, except as otherwise requested by Kensington, each Material Contract, including those employment agreements of Wikifamilies listed on Schedule 2.16, and each other agreement between Wikifamilies and any Wikifamilies Security Holder, shall terminate effective upon Closing without any further action by Wikifamilies or such applicable Wikifamilies Security Holder, and without any liability or obligation on the part of Wikifamilies or Kensington.

Exhibit 2.1

ARTICLE VI

Conditions Precedent to Kensington’s Performance

6.1 Conditions.  Kensington’s obligations hereunder shall be subject to the satisfaction at or before the Closing Date of all the conditions set forth in this Article VI.  Kensington may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Kensington of any other condition of or any of Kensington’s other rights or remedies, at law or in equity, if Wikifamilies or Wikifamilies Security Holder shall be in default of any of its representations, warranties or covenants under this Agreement.

6.2 Accuracy of Representations.  Except as otherwise permitted by this Agreement, all representations and warranties by Wikifamilies and the Wikifamilies Security Holders in this Agreement or in any written statement that shall be delivered to Kensington by Wikifamilies or the Wikifamilies Security Holders under this Agreement shall be true and accurate in all material respects on and as of the Closing Date as though made at that time (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date).

6.3 Performance.  Wikifamilies and the Wikifamilies Security Holders shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.4 Absence of Litigation.  No action, suit or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Wikifamilies or any of the Wikifamilies Security Holders on or before the Closing Date.

6.5 Approval by Wikifamilies Security Holders.  The shareholders of Wikifamilies shall have approved the transaction set forth in this Agreement at an Extraordinary Meeting of Shareholders (the “Wikifamilies Approval”).

6.6 Termination of Outstanding Agreements.   Each and every agreement to be terminated pursuant to Section 5.9 shall be terminated effective as of or prior to the Closing Date and remain terminated as of such date.

6.7 Wikifamilies Secretary’s Certificate.  Wikifamilies shall have delivered to Kensington a certificate, signed by its Secretary certifying that the attached copies of the organizational documents of Wikifamilies and resolutions of Board of Directors of Wikifamilies approving this Agreement and the transactions contemplated hereby are all true, complete and correct and remain in full force and effect.

6.8 Security Holder’s Certificate.  Each of the Wikifamilies Security Holders shall have delivered to Kensington a certificate dated the Closing Date certifying that each of the conditions specified in this Article VI have been fulfilled.

Exhibit 2.1

6.9 Requisite Consents.  All consents, notices or permits listed on Schedule 6.9 shall have been obtained and all waiting periods specified by law or contract with respect thereto shall have expired or been waived or terminated.

6.10 Share Certificates.  The Wikifamilies Security Holders shall have tendered to Kensington certificates representing all of the Wikifamilies Shares and such other items as shall be required to convey such stock to Kensington in compliance with all applicable laws.

6.11 Required Audits.  Ernst and Young (the “Auditor”) shall have completed an audit on the financial statements of Wikifamilies as reasonably required by Kensington in order to satisfy its reporting requirements with the SEC (the “Audit”). The Auditor shall have issued its opinion without qualification, and such Audit shall indicate that Wikifamilies is solvent and that the representations regarding internal accounting controls set forth in Section 2.20 are true and correct. The financial statements of Wikifamilies, as audited, shall be in all material respects consistent with the financial information provided by Wikifamilies to Kensington, to the satisfaction of Kensington in its sole discretion.

6.12 Convertible Loan.  The Convertible Loan shall have been used in accordance with Section 5.6.  At Kensington’s request, at or prior to Closing, Wikifamilies shall deliver to Kensington an accounting of the use of the Convertible Loan.

6.13 Material Adverse Events.  Since the date of this Agreement, there shall have been no material adverse change in Wikifamilies assets or the financial condition, operations or prospects of Wikifamilies.

6.14 Preparation of Current Report. Kensington shall have prepared for filing, to its reasonable satisfaction, a current report on Form 8-K to announce the Closing, and shall have verified to its reasonable satisfaction, the information about Wikifamilies contained in such current report on Form 8-K.  In connection with the foregoing, Wikifamilies and the Wikifamilies Security Holders shall assist and cooperate with Kensington in the preparation of the foregoing current report on Form 8-K.

6.15 Expiration of 14f-1 Wait Period.  Kensington shall have complied with the provisions of Rule 14f-1 of the Exchange Act as required in connection with the appointment of directors pursuant to Section 7.8 below, including the filing of a Schedule 14f-1 (the “14f-1 Filing”), and any waiting periods required pursuant to Rule 14f-1 of the Exchange Act shall have expired.

6.16 Absence of Foreign Restrictions.  Kensington shall have in good faith determined that there are no restrictions imposed by, and no approval, consent, ratification, waiver, license, permit, or other authorization necessary or required from, any Governmental Entity in the United States or Switzerland that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement, that imposes a substantial risk to Kensington’s ability to obtain title to and possession of the Wikifamilies Shares on the terms and conditions contemplated by this Agreement, that substantially interferes with Kensington’s operation of Wikifamilies, that prevents Kensington from distributing funds to Wikifamilies, Wikifamilies from distributing funds to Kensington, or Kensington from distributing funds to its shareholders, or that otherwise substantially interferes with Kensington’s intentions with respect to Wikifamilies.

Exhibit 2.1

6.17 Proprietary Information and Invention Agreements.  At or prior to Closing, each of Malcolm Hutchinson, Robert Coleridge and Chris Dengler shall have executed a confidential information and invention assignment agreement, containing such terms as Kensington may reasonably request (“Proprietary Information and Invention Agreement”).   No such individual shall have excluded works or inventions pursuant to such Proprietary Information and Invention Agreement which are or will be necessary to utilize for purposes of Wikifamilies business as currently conducted or intended to be conducted after Closing.

6.18 Due Diligence Satisfaction.  The results of any investigation conducted by Kensington pursuant to Section 5.1 shall be satisfactory to Kensington in its sole discretion.

ARTICLE VII

Conditions Precedent to Wikifamilies’s Performance

7.1 Conditions.  The obligations of Wikifamilies and the Wikifamilies Security Holders hereunder shall be subject to the satisfaction at or before the Closing Date of all the conditions set forth in this Article VII.  Wikifamilies and the Wikifamilies Security Holder Representative may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Wikifamilies or Wikifamilies Security Holder of any other condition of or any of rights or remedies, at law or in equity, hereunder if Kensington shall be in default of any of its representations, warranties or covenants under this Agreement.

7.2 Accuracy of Representations.  Except as otherwise permitted by this Agreement, all representations and warranties by Kensington in this Agreement or in any written statement that shall be delivered to Wikifamilies or the Wikifamilies Security Holders by Kensington under this Agreement shall be true and accurate in all material respects on and as of the Closing Date as though made at that time (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date).

7.3 Performance.  Kensington shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

7.4 Kensington Secretary’s Certificate.  Kensington shall have delivered to Wikifamilies a certificate, signed by its Secretary certifying that the attached copies of the organizational documents of Kensington and resolutions of Board of Directors of Kensington approving this Agreement and the transactions contemplated hereby are all true, complete and correct and remain in full force and effect.

7.5 Absence of Litigation.  No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Kensington on or before the Closing Date.

Exhibit 2.1

7.6 Officer’s Certificate.  Kensington shall have delivered to Wikifamilies a certificate dated the Closing Date signed by the Chief Executive Officer of Kensington certifying that each of the conditions specified in this Article VII have been fulfilled.

7.7 Share Certificates.  Kensington shall have tendered to the Wikifamilies Security Holders certificates representing the Kensington Shares, allocated to the Wikifamilies Security Holders as set forth in Exhibit A, and such other items as shall be required to convey such stock to the Wikifamilies Security Holders in compliance with all applicable laws.

7.8 Directors of Kensington.  Subject to Kensington’s compliance with Rule 14f-1 of the Exchange Act, effective as of the Closing Date, the Board of Directors of Kensington shall have appointed Malcolm Hutchinson, Robert Coleridge and Chris Dengler as directors of the Board of Directors of Kensington, and Charlotte Hopkins and Michael Ryan shall have resigned as members of the Board of Directors of Kensington.

7.9 Officers of Kensington.  Effective as of the Closing Date, Malcolm Hutchinson shall be appointed as President and Chief Executive Officer, Robert Coleridge shall be appointed as Chief Software Officer and Chris Dengler shall be appointed as Chief Technology Officer.

7.10 ADM Stock Purchase Agreement.  The ADM Stock Purchase Agreement shall be in full force and effect.

7.11 Due Diligence Satisfaction.  The results of any investigation conducted by Wikifamilies and the Wikifamilies Security Holders pursuant to Section 5.1 shall be satisfactory to them in their sole discretion.

ARTICLE VIII

Closing

8.1 Closing.  The closing of this Agreement (the “Closing”) shall be held at the offices of TroyGould PC, 1801 Century Park East, Suite 1600, Los Angeles CA 90230, or such other place mutually agreed upon by the Parties, at any mutually agreeable time and date after the completion of the Audit, the 14f-1 Filing and the Wikifamilies Approval, unless extended by mutual agreement (the “Closing Date”).

Exhibit 2.1

ARTICLE IX

Covenants Subsequent to the Closing Date

9.1 Wikifamilies Employees’ Engagement Agreements. After the Closing, subject to applicable law, the Board of Directors of Kensington will consider, and if appropriate require, each current and future employee of, or contractor to Wikifamilies to enter into an Engagement Agreement with Wikifamilies that specifies the following:

(a) Conditions of engagement including remuneration, tenure and benefits, provided however that any Engagement Agreement that is not “at-will” or otherwise provides for any payment of severance compensation upon termination of employment shall require the unanimous consent of the Board of Directors of Kensington;

(b) Non-compete requirements during the term of the engagement and thereafter for a period of three (3) years following termination, including terms that prohibit the employee or contractor from working for any competitors or other similar persons, recruiting any Wikifamilies directors, employees or advisors, except as otherwise specifically exempted in writing by Wikifamilies or Kensington, or owning any interest in any corporation, limited liability company, partnership, or other entity anywhere in the world that competes with the business that is conducted by Wikifamilies (either as it exists on the date hereof or as developed between the date hereof and the date of the termination of such employee or contractor), providedhowever that the Engagement Agreement may provide that such employee or contractor make passive investments in outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market.

(c) The transfer of ownership of intellectual capital/property rights throughout the world in patentable and non-patentable inventions, discoveries, improvements, processes and know-how, copyright works and similar intellectual capital/property discovered or created by the employee or contractor to Wikifamilies or Kensington, and specifying that such intellectual capital/property shall be the absolute property of Wikifamilies. The employee or contractor shall be required upon the request of Wikifamilies or Kensington and at the expense of Wikifamilies to execute all documents to perform those acts required to vest or perfect the vesting of such property rights legally and exclusively in Wikifamilies or Kensington.

(d) Maintenance of confidentially through the signing of a non-disclosure agreement.

Exhibit 2.1

9.2 Compensation of Wikifamilies Security Holders.  Each of Malcolm Hutchinson, Robert Coleridge and Chris Dengler agrees and acknowledges that any employment with the Kensington and/or Wikifamilies after the Closing will be on an at-will basis, and that the total compensation (salary, bonus, benefits, etc.) to any of them (including any compensation paid to any of their Affiliates) for any full time employment shall not exceed a total of (i) $10,000 per month, until the commercial launch of a fully functional website for Wikifamilies (the “Website”), (ii) $12,500 per month, until the Website is fully functional and has 100 paying registered accounts, (iii) $15,000 per month, until the Website is fully functional and has 1,000 paying registered accounts, and (iv) $20,000 per month, until all of the criteria set forth in subsections (i) through (iii) have been met and higher compensation has been otherwise approved by the independent directors of the Board of Directors of Kensington.  Compensation for part time employment shall be reduced proportionally.  Nothing granted hereby shall interfere with or limit in any way the right of Kensington or of any of its subsidiaries to terminate any Wikifamilies Security Holder’s employment or consulting services at any time, nor confer upon any Wikifamilies Security Holder any right to continue as an employee with, or consultant of Kensington or any of its subsidiaries.

9.3 Non-Compete.

(a) After the Closing, to provide Kensington the full value of its acquisition of Wikifamilies, and as a material inducement to Kensington to enter into this Agreement and to consummate the transactions contemplated hereby, each Wikifamilies Security Holder agrees to refrain from competing with Kensington to the extent provided in this Section 9.3.  Without the prior written consent of Kensington, no Wikifamilies Security Holder shall, at any time during the period described in Section 9.3, directly or indirectly (whether as owner, principal, agent, partner, officer, employee, independent contractor, consultant, or otherwise) and whether or not for compensation:

(i) Solicit for the purpose of hiring, or cause any person to solicit for the purpose of hiring, any officer or employee of Kensington or Wikifamilies; or

(ii) Compete with (or have any ownership interest in any corporation, limited liability company, partnership, or other entity that competes with) the business that is conducted by Wikifamilies or Kensington (either as it exists on the date hereof or as developed between the date hereof and the date on which such Wikifamilies Security Holder is no longer an officer or director of Kensington and no longer owns equity interests in Kensington); provided, however, that the provisions of this Section 9.3 shall not be construed as prohibiting any Wikifamilies Security Holder from acquiring and passively owning up to one percent (1%) of the outstanding securities of any person whose common shares are traded on a national securities exchange.

(b) This Agreement shall not preclude any of the Wikifamilies Security Holders from owning shares in non-competing companies or actively participating in any other non-competing companies.

(c) With respect to each of the Wikifamilies Security Holders, the non-competition and unfair competition covenant of Section 9.3 shall be effective for a period beginning on the Closing Date and ending on the third anniversary of the date on which neither the Wikifamilies Security Holder, nor any of its Affiliates, owns 1% or more of the equity interests in Kensington (the “Non-Compete Period”).

Exhibit 2.1

(d) Kensington and each of the Wikifamilies Security Holders agree that it is not their intention to violate any public policy or statutory or common law.  The Parties intend that the non-competition and unfair competition covenant contained in this Section 9.3 shall be construed as a series of separate covenants by Kensington and each of the Wikifamilies Security Holders.  Kensington and the Wikifamilies Securities Holders agree and acknowledge that because Wikifamilies business is based on the internet, Wikifamilies operates on a worldwide basis. Each such covenant of Kensington and each of the Wikifamilies Security Holders shall contain all of the terms of the covenants of this Section 9.3.  If any arbitrator or court of competent jurisdiction refuses to enforce any covenant contained in this Section 9.3, then such unenforceable covenant shall be deemed to have been deleted from this Agreement to the extent necessary to permit the remaining separate covenants to be enforceable.  Kensington and each of the Wikifamilies Security Holders has considered the nature and extent of the restrictions upon competition set forth in this Section 9.3 and agree that they are reasonable with respect to duration and geographical scope and in all other respects.  Kensington and each of the Wikifamilies Security Holders agree that the preceding restrictions on such person’s activities are necessary, appropriate and reasonable to protect the goodwill, confidential information, trade secrets and other legitimate interests of Kensington from unfair and inappropriate competition and to obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto.

(e) Kensington and each Wikifamilies Security Holder agrees and acknowledges that damages would be an inadequate remedy for his breach of any of the provisions of Section 9.3, and that his breach of any of such provisions will result in immeasurable and irreparable harm to Kensington.  Therefore, in addition to any other remedy to which Kensington or Wikifamilies may be entitled by reason of such Wikifamilies Security Holders’s breach of any such provision, Kensington and/or Wikifamilies shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief from any court of competent jurisdiction restraining such Wikifamilies Security Holder from committing or continuing any breach of any provision of Section 9.3.

(f) For purposes of injunctive relief, each Wikifamilies Security Holder agrees to submit to the jurisdiction of the courts located in the jurisdiction or jurisdictions where it is alleged that Kensington or Wikifamilies is at the time being damaged by an alleged breach or violation of the provisions of this Section 9.3.

9.4 Confidentiality.  With respect to the Wikifamilies Security Holders, the covenants related to confidentiality as set forth in Section 5.4 shall survive the Closing.  For the avoidance of any doubt, the covenants related to confidentiality as set forth in Section 5.4 shall cease to apply to Kensington after the Closing with respect to any Confidential Information of Wikifamilies, as Wikifamilies will be Kensington’s wholly owned subsidiary.

Exhibit 2.1

9.5 Capital Investment.  Contingent upon the Closing, Kensington shall contribute, either through capital contributions or intercompany advances (either, an “Investment”) as determined by Kensington in its sole discretion, a minimum of $1,000,000 USD in Wikifamilies, on the terms and conditions set forth in this Section.  Such Investment shall consist of the $75,000 USD pursuant to the Convertible Loan, $150,000 USD at the Closing, and up to $100,000 USD a month, as determined by the Board of Directors of Kensington, during the period from the Closing until the last day of the 18th full month after the Closing, provided that the ADM Stock Purchase Agreement is still in effect and shares of common stock are being purchased pursuant thereto.  To the extent Kensington has not made Investments of $1,000,000 in Wikifamilies by the end of such period, on the last day of such period Kensington shall make an Investment in the amount by which $1,000,000 exceeds the aggregate amount of all previous Investments during such period.  Notwithstanding the foregoing, any such Investment shall be limited to the extent that the Board of Directors of Kensington determines that the payment of part or all of such Investment may have a reasonable likelihood of diminishing the ability of Kensington to continue to operate as a going concern or may otherwise negatively affect Kensington’s operational or financial condition.

9.6 Lock-Up Agreement.  Each Wikifamilies Security Holder hereby agrees that until the Website is fully functional and has at least 1,000 paying registered accounts, such Wikifamilies Security Holder shall not Transfer any Kensington Shares without the prior written unanimous consent of the full Board of Directors of Kensington.  All of the certificates for the Kensington Shares will bear legends restricting their Transfer pursuant to this Section.

ARTICLE X

Indemnification

10.1 Survival.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months and shall thereafter be of no further force and effect; provided, however, that (a) the representations and warranties that are made fraudulently or contained in Sections 2.1 (Organization), 2.2 (Authority), 2.4 (Capitalization), 3.1 (Authority), 3.4 (Accredited Investor), 3.5 (Investment Intent), 3.6 (Experience), 3.7 (Information) 3.8 (Legend), 4.1 (Organization), and 4.2 (Authority) (the “Basic Representations”) shall survive forever, and (b) the representations and warranties that are contained in Sections 2.10 (Tax Returns), 2.12 (Compliance with Laws), 2.21 (Foreign Corrupt Practices), 2.22 (Money Laundering Laws), and 2.23 (Criminal or Civil Acts)  shall survive the Closing for a period equal to any applicable statute of limitations.  All of the covenants and obligations of the Parties contained in this Agreement, including those contained in Article IX,  shall survive the Closing unless they expire sooner in accordance with their terms.  The term during which any representation, warranty, or covenant survives hereunder is referred to as the “Survival Period.” Except as expressly provided in this paragraph, no claim for indemnification hereunder may be made after the expiration of the Survival Period.

10.2 Indemnification by the Wikifamilies Security Holders.

Exhibit 2.1

(a) The Wikifamilies Security Holders shall, subject to the terms hereof, jointly and severally indemnify, defend and hold harmless Kensington, and each of its officers, directors, shareholders, members, employees, successors and permitted assigns (the “Wikifamilies Indemnified Parties”) from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs) (collectively, “Damages”) arising from:  (i) any breach of any representation or warranty made in Article II or Article III hereof or in any certificate delivered by Wikifamilies or the Wikifamilies Security Holders pursuant to this Agreement; or (ii) any breach by Wikifamilies or any Wikifamilies Security Holder of its covenants or obligations in this Agreement to be performed or complied with by Wikifamilies or such Wikifamilies Security Holder.  Notwithstanding the foregoing, however, the representations, warranties, covenants and obligations contained in Article III of this Agreement that relate specifically and solely to a particular Wikifamilies Security Holder are the obligations of that particular Wikifamilies Security Holder only and the other Wikifamilies Security Holder shall not be responsible therefor.  The Wikifamilies Security Holders shall have no right of contribution or other recourse against Wikifamilies or any of its directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors thereof in connection with any claims or amounts paid in respect of Damages to the Wikifamilies Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of Wikifamilies are solely for the benefit of the Wikifamilies Indemnified Parties under this Article X.

(b) The amount of any and all Damages suffered by the Wikifamilies Indemnified Parties shall be paid in cash, or, at the option of Kensington, may be recovered by delivery of a specified number of Kensington Shares owned by the Wikifamilies Security Holders (the “Returned Shares”) for repurchase by Kensington on terms set forth in this Section 10.2; provided however that the foregoing shall in no way limit the amount of indemnification sought by the Wikifamilies Indemnified Parties.  If Damages are paid by the Wikifamilies Security Holders through the delivery of Returned Shares in lieu of a cash payment, then such Returned Shares shall be cancelled.  The number of Returned Shares to be returned by the Wikifamilies Security Holder shall be equal to the aggregate amount of the indemnifiable Damages to be paid by the Wikifamilies Security Holder, divided by $1.

(c) The determination by Kensington as to whether to bring a Claim against  the Wikifamilies Security Holders on behalf of or by right of Kensington shall be determined and approved by a committee of directors comprised of each of the directors at the time that was not a Wikifamilies Security Holder (the “Independent Committee”).  Any settlement of any claim described in the immediately preceding sentence shall be determined and approved by the Independent Committee.  Any determination or approval of the Independent Committee made pursuant to the provisions of this Article X shall be by majority vote.

(d) If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder (an “Indemnified Party”) against the indemnifying Party (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a person that is not a Party to this Agreement against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known.

Exhibit 2.1

(e) If a Claim is a Third Party Claim under this Article X, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation unless (and only to the extent) that Indemnifying Party thereby is damaged.

(f) If any claim for indemnification is to be brought against the Wikifamilies Security Holders on behalf of or by right of Kensington,it shall be finally settled by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce as in force at the time when initiating the arbitration. The tribunal shall consist of one arbitrator. The place of arbitration shall be Orange County, California, USA. The language to be used shall be English.

ARTICLE XI

Release and Quitclaim by Wikifamilies Security Holders

11.1 Release by Wikifamilies Security Holders. Effective at Closing, each Wikifamilies Security Holder releases and discharges Wikifamilies and its Affiliates, subsidiaries, officers, directors, employees, shareholders, agents, attorneys and predecessors and successors in interest, heirs, executors and assigns, from any and all claims for relief, including all causes of actions, suits, petitions or demands in law or equity, direct, derivative, or otherwise, and any and all allegations of liability, including any allegation of debts, obligations, promises, guarantees, damage awards, or for any equitable, legal and administrative relief that have been, could have been, or may be asserted in any court action, whether federal or state, or otherwise, or before any administrative body, tribunal, arbitrator or arbitration panel, regardless of whether known or unknown, foreseen or unforeseen, or fixed or contingent at the time of this Agreement, that any Wikifamilies Security Holder may have against Wikifamilies.  The release contained herein is intended to be complete and final and to cover not only claims, demands, liabilities, damages, actions and causes of action which are known, but also claims, demands, liabilities, damages, actions and causes of action which are unknown or which the Wikifamilies Security Holder does not suspect to exist in its favor which, if known at the time of executing this Agreement, might have affected its actions, and therefore the Wikifamilies Security Holder expressly waives the benefit of the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Wikifamilies Security Holder hereby waives and relinquishes all rights and benefits that he or she has or may have had under Section 1542 of the California Civil Code or the law of any other state, country, or jurisdiction to the same or similar effect to the full extent that he may lawfully waive such rights.

Exhibit 2.1

11.2 Quitclaim.  Effective at Closing, each Wikifamilies Security Holder assigns to Wikifamilies, without additional compensation, all right, title and interest in all creations, including without limitation all ideas, processes, inventions, technology, writings, software programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims or rights, (and any related improvements or modifications to the foregoing), whether or not subject to patent or copyright protection (collectively, "Creations"), relating to any activities of Wikifamilies that have been or will be conceived or developed by Wikifamilies Security Holder alone or with others during the term of his or its employment or engagement, whether or not conceived or developed during regular business hours, and whether or not conceived before, on or after the date hereof. Such Creations shall be the sole property of Wikifamilies and, to the maximum extent permitted by applicable law, shall be deemed works made for hire.  To the extent that any such work is deemed not to be a “work made for hire” or that other Intellectual Property rights are embodied therein, the Wikifamilies Security Holder hereby assigns, and agrees to assign, to Wikifamilies all right, title and interest in and to any such work and all related Intellectual Property rights, as well as to all other Intellectual Property contributed to or conceived or made by such Wikifamilies Security Holder at any time during his or its employment or engagement with the Wikifamilies (in each case, whether alone or jointly with others).  WIKIFAMILIES SECURITY HOLDER HEREBY REPRESENTS AND WARRANTS THAT HE OR IT DOES NOT HAVE ANY RIGHT, TITLE OR INTEREST IN ANY INTELLECTUAL PROPERTY USED IN THE BUSINESS OF WIKIFAMILIES, IN EACH CASE AS CURRENTLY CONDUCTED OR AS CURRENTLY PROPOSED TO BE CONDUCTED.  Wikifamilies Security Holder shall execute such written instruments and do other such acts as may be necessary in the opinion of Wikifamilies to obtain a patent, register a copyright, or otherwise enforce Wikifamilies's rights in such Creations (and such Wikifamilies Security Holder hereby irrevocably appoints Wikifamilies and any of its officers as his or its attorney in fact to undertake such acts in his or its name).

ARTICLE XII

Miscellaneous

12.1 Captions and Headings.  The article and Section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

12.2 No Oral Change.  No provision of this Agreement may be waived or amended except in a written instrument signed by Kensington, Wikifamilies and the Wikifamilies Security Holder Representative.

12.3 Non-Waiver.  At any time prior to the Closing Date, the Parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligation of the other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.  No waiver by any Party of one breach by another Party shall be construed as a waiver with respect to any other subsequent breach.

Exhibit 2.1

12.4 Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

12.5 Entire Agreement.  This Agreement contains the entire Agreement and understanding between the Parties hereto and supersedes all prior agreements and understandings.  The Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.

12.6 Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, USA, without regard to conflicts of laws of principles, and each Party hereby agrees that all performances due and transactions undertaken pursuant to this Agreement shall be deemed to be due or have occurred in California or the Canton of Vaud Switzerland, and the exclusive venue and place of jurisdiction for any litigation arising from or related to this Agreement shall be the state or federal courts located in Orange County, State of California, USA.

12.7 Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

12.8 Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when sent if sent by fax or e-mail, or the date received if sent by overnight courier, and if mailed shall be deemed to have been given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

Exhibit 2.1

Kensington:	Kensington Leasing, Ltd. 1005 S. Center Street Redlands, CA 92373 Attn: Chief Executive Officer
Wikifamilies:	Wikifamilies, SA 21 Ruelle des Moulins, 1260 Nyon, Vaud Switzerland Attn: Chief Executive Officer
Wikifamilies Security Holders:	Attn: Wikifamilies Security Holder Representative 21 Ruelle des Moulins, 1260 Nyon, Vaud Switzerland Representative

12.9 Binding Effect.  This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the Parties to this Agreement, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties, and any attempts to do so without the consent of the other Parties shall be void and of no effect.

12.10 Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.11 Mutual Cooperation.  The Parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

12.12 Announcements.  After the Closing, Kensington shall have sole discretion as to the timing and content of any public announcements regarding this Agreement. Prior to the Closing, no public announcements shall be made unless mutually agreed between Kensington and Wikifamilies, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities inter dealer quotation service. Wikifamilies and the Wikifamilies Security Holders agree and acknowledge that Kensington is subject to the disclosure requirements of state and federal securities laws and regulations and that, as such, Kensington may disclose this Agreement and any agreements related to this Agreement, and the terms hereof and thereof to the extent it deems it necessary or advisable in order to comply with such laws and regulations.

Exhibit 2.1

12.13 Expenses.  Kensington shall be responsible for (a) all of the expenses of itself in connection with pursuing and consummating the transactions contemplated by this Agreement, and (b) unless this Agreement is terminated pursuant to Section 12.14, all of the expenses of Wikifamilies in connection with pursuing and consummating the transactions contemplated by this Agreement, except such expenses that are the responsibility of the Wikifamilies Security Holders.  The Wikifamilies Security Holders shall be responsible for (a) all of the expenses of Wikifamilies with respect to any legal fees incurred by it at any time in connection with pursuing and consummating the transactions contemplated by this Agreement, (b) any accounting fees in excess of $10,000 incurred by Wikifamilies at any time in connection with the Audit, (c) any expenses incurred by the Wikifamilies Security Holders in connection with pursuing and consummating the transactions contemplated by this Agreement, and (d) in the event of the termination of this Agreement pursuant to Section 12.14, any expenses of Wikifamilies paid by Kensington.

12.14 Termination, Amendment and Waiver.

(a) Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(i) By mutual written consent of Wikifamilies, the Wikifamilies Security Holder Representative and Kensington;

(ii) By either Wikifamilies, the Wikifamilies Security Holder Representative or Kensington:

(1)
If any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement; or

(2)
If the transaction shall not have been consummated on or before May 31, 2011, unless the failure to consummate the transaction is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement and provided further that neither Wikifamilies nor the Wikifamilies Security Holder Representative may terminate if the failure to consummate the transaction is the result of a delay in the Audit.

(iii) By Wikifamilies or the Wikifamilies Security Holder Representative, if Kensington breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

(iv) By Kensington, if Wikifamilies or any Wikifamilies Security Holder breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

12.15 Effect of Termination.  In the event of termination of this Agreement by either Kensington, Wikifamilies or the Wikifamilies Security Holder Representative, as provided herein, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Kensington, Wikifamilies or any of the Wikifamilies Security Holders; provided that such termination shall not (i) effect the obligations of Wikifamilies with respect to the Convertible Loan as set forth in Section 5.6, (ii) relieve any Party hereto for any intentional breach prior to such termination by a Party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement, (iii) effect the obligations of the Parties with respect to confidentiality as described in Section 5.4 of this Agreement, or (iv) effect the Wikifamilies Security Holders’ obligations as set forth in Section 12.13.

Exhibit 2.1

12.16 Attorneys Fees and Costs.  In the event any Party breaches the terms of this Agreement, the non-breaching Parties shall be entitled to the recovery of their reasonable attorney’s fees and other professional costs and fees incurred in enforcing their rights hereunder.

12.17 Action by Wikifamilies Security Holder Representative.  By virtue of the execution of this Agreement by the Wikifamilies Security Holders, each of the Wikifamilies Security Holders shall be deemed to have agreed to appoint Malcolm Hutchinson as his agent and attorney-in-fact, as the “Wikifamilies Security Holder Representative” for and on behalf of the Wikifamilies Security Holders to give and receive notices and communications, to act on all matters contemplated in Article X, Sections 12.2, 12.8, 12.13 and 12.14 above, and to take all other actions that are either (i) necessary or appropriate in the sole judgment of the Wikifamilies Security Holder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Each Wikifamilies Security Holder hereby acknowledges such agency and the arrangements contemplated in this Section 12.17.  Such agency may be changed by the Wikifamilies Security Holders from time to time upon not less than 30 days prior written notice to Kensington; provided, however, that the Wikifamilies Security Holder Representative may not be removed unless the Wikifamilies Security Holders holding two-thirds of the voting securities of Wikifamilies prior to the Closing agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Wikifamilies Security Holder Representative may be filled by the Wikifamilies Security Holders holding a majority of the voting securities of Wikifamilies prior to Closing.  No bond shall be required of the Wikifamilies Security Holder Representative, and the Wikifamilies Security Holder Representative shall not receive any compensation for his services.

12.18 Interpretation; Construction.  (a)  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Any reference to a “person” shall be deemed to include any corporation, partnership, limited liability company or other entity.  “Affiliate” shall mean any one or more persons controlling, controlled by or under common control with any other person or their affiliate.

(b) The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) This Agreement shall be governed and interpreted in accordance with the English language.

[Remainder of Page Intentionally Blank; Signature Page Follows]

Exhibit 2.1

                       In witness whereof, the Parties have executed this Agreement on the date indicated above.

KENSINGTON LEASING, LTD. By:/s/ Angelique de Maison Angelique de Maison Chief Executive Officer

WIKIFAMILIES SA By: /s/ Malcom Hutchinson Malcolm Hutchinson Title: Chief Executive Officer By: /s/ Robert Coleridge Robert Coleridge Title: Chief Software Officer
WIKIFAMILIES SECURITYHOLDERS By: /s/ Malcom Hutchinson Name: Malcolm Hutchinson
RIGOSA FINANCE LIMITED By: /s/ John Coleridge Name: John Coleridge Title:
By: /s/ John Coleridge Name: John Coleridge
By: /s/ Robert Coleridge Name: Robert Coleridge
TC Holdings LLC By: /s/ Chris Dengler Name: Chris Dengler Title:
By: : /s/ Chris Dengler Name: Chris Dengler

EXHIBIT A

SCHEDULE OF WIKIFAMILIES SECURITY HOLDERS

AND

ALLOCATION OF KENSINGTON COMMON SHARES

Name of Wikifamilies Security Holder	Number of Wikifamilies Common Stock Exchanged	Number of Kensington Common Stock to be Issued
Malcolm Hutchinson	57,000	17,955,000
Rigosa Finance Limited*	5,000	1,575,000
Robert Coleridge	19,000	5,985,000
TC Holdings LLC **	19,000	5,985,000
Totals:	100,000	31,500,000

* John Coleridge, sole owner, officer and director of Rigosa Finance Limited, shall also be deemed a “Wikifamilies Security Holder” for purposes of this Agreement.

** Chris Dengler, sole owner, officer and director of TC Holdings LLC, shall also be deemed a “Wikifamilies Security Holder” for purposes of this Agreement.